                                                                     EXHIBIT 5.1



                 [Morris, Nichols, Arsht & Tunnell Letterhead]



                              September 18, 1998



Muldoon, Murphy & Faucette
5101 Wisconsin Avenue, N.W.
Washington, DC  20016

Ladies and Gentlemen:

          You have requested our opinion concerning certain matters of Delaware law in connection with the conversion of The Massachusetts Co-operative
Bank, a Massachusetts chartered co-operative bank (the "Bank"), from the mutual form of ownership to stock form of ownership (the "Conversion") and the subscription and direct community offering (the "Offering"), in connection with the Conversion, by Massachusetts Fincorp, Inc., a Delaware corporation (the "Company"), of up to 784,904 shares of its common stock, par value $.01 per share (the "Common Stock").

          In connection with your request for our opinion, you have provided to us, and we have reviewed, the Company's certificate of incorporation (the "Certificate of Incorporation"), its bylaws, the Registration Statement filed with the Securities and Exchange Commission in connection with the Offering (the "Registration Statement"), including the prospectus constituting a part thereof (the "Prospectus"), a consent of the sole incorporator of the Company, resolutions of the Board of Directors of the Company (the "Board") concerning, inter alia, the organization of the Company, the Offering and the designation
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of a Pricing Committee of the Board (the "Pricing Committee")and the form of stock certificate approved by the Board to represent shares of Common Stock. We have also obtained a certificate of the Delaware Secretary of State as to the

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September 18, 1998
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Company's good standing as Delaware corporation. Capitalized terms used but not defined herein shall have the meanings given them in the Certificate of Incorporation.

          We understand that a wholly-owned subsidiary of the Company (the "Subsidiary") will loan to the Bank's Employee Stock Ownership Plan (the "ESOP") the funds the ESOP will use to purchase the shares of Common Stock for which the ESOP has subscribed as part of the Offering. The Subsidiary will receive funds necessary to make such loan by way of a capital contribution by the Company to the Subsidiary (the "Capital Contribution"). In this regard, we have assumed, for purposes of rendering the opinion set forth in paragraph 2 below, that: (a) the board of directors of the Subsidiary has duly authorized the loan to the ESOP (the "Loan"); (b) the Loan serves a valid corporate purpose of the Subsidiary and the Capital Contribution serves a valid corporate purpose of the Company; (c) the Loan will be made at an interest rate and on other terms that are fair to the Subsidiary; (d) the terms of the Loan will be set forth in customary and appropriate documents including, without limitation, a promissory note representing the indebtedness of the ESOP to the Subsidiary as a result of the Loan; and (e) the Capital Contribution, the closing for the Loan and for the sale of Common Stock to the ESOP will be held after the closing for the sale of the other shares of Common Stock sold in the Offering and the receipt by the Company of the proceeds thereof.


          We call your attention to the fact that the opinions expressed herein are limited in all respects to matters of Delaware corporate law. We express no opinion concerning the requirements of any other law, rule or regulation, state or federal, applicable to the Bank, the Company, the Offering or the Conversion, including, without limitation, those applicable to federally insured co-operative banks or their holding companies.

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          Based upon and subject to the foregoing, it is our opinion that:

          1. The Company has been duly organized and is validly existing in good standing as a corporation under the laws of the State of Delaware, with the corporate power and authority to own its property and conduct its business as now conducted as described in the Prospectus.

          2. Upon the due adoption by the Pricing Committee of a resolution fixing the number of shares of Common Stock to be sold in the Offering, the Common Stock to be issued in the Offering (including the shares to be issued to the ESOP) will be duly authorized and, when such shares are sold and paid for in accordance with the terms set forth in the Prospectus and such resolution of the Pricing Committee, and certificates representing such shares in the form provided to us are duly and properly issued, will be validly issued, fully paid and non-assessable, with no personal liability for the payment of the Company's debts arising solely by virtue of the ownership thereof; such issuance and sale will not be in violation of or subject to any preemptive rights provided for by Delaware law or by the Certificate of Incorporation.


          The following provisions of the Certificate of Incorporation may not be given effect by a court applying Delaware law, but in our opinion the failure to give effect to such provisions will not affect the duly authorized, validly issued, fully paid and non-assessable status of the Common Stock:

          (a) Subsections C.3 and C.6 of Article FOURTH and Section D of Article EIGHTH, which grant the Board the authority to construe and apply the provisions of those Articles, subsection C.4 of Article FOURTH, to the extent that provision obligates any person to provide to the Board the information such subsection authorizes the Board to demand, and the provision of Section C.7 of Article EIGHTH empowering the Board to determine the Fair Market Value of property offered or paid for the Company's stock by an Interested Stockholder, to the extent, if any,

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that a court applying Delaware law were to impose equitable limitations upon the authority of the Board under such provisions.

          (b) Article NINTH of the Certificate of Incorporation, which purports to permit the Board to consider the effect of any offer to acquire the Company on constituencies other than stockholders in evaluating any such offer.

                                         Very truly yours,

                                         /s/ Morris, Nichols, Arsht & Tunnell